Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full-Year 2021 Financial Results

Full-Year 2021 Net Income of $3.1 billion, $8.22 EPS, $8.61 Adjusted EPS1

Fourth Quarter Net Income of $652 million, $1.79 EPS, $2.02 Adjusted EPS1

Full-Year 2021 Results

PRE-TAX INCOME $3.9 billion	TOTAL NET REVENUE $8.2 billion	ROE 20.2%	CORE ROTCE[1] 24.3%

Fourth Quarter 2021 Results

PRE-TAX INCOME $899 million	ROE 16.8%	COMMON SHAREHOLDER EQUITY $43.58/share

CORE PRE-TAX INCOME[1] $994 million	CORE ROTCE[1] 22.1%	ADJUSTED TANGIBLE BOOK VALUE[1] $38.73/share

• Earnings per share (EPS) of $1.79, down 1% year over year (YoY); Adjusted EPS[1] of $2.02, up 26%YoY
• Total Net Revenue of $2.2 billion, up 11% YoY; Adjusted Total Net Revenue[1] of $2.2 billion, up 17% YoY
• Pre-Provision Net Revenue of $1.1 billion, up 16% YoY; Core Pre-Provision Net Revenue[1] of $1.1 billion, up 29% YoY
• Common Shareholder’s Equity per Share of $43.58, up 11% YoY; Adjusted Tangible Book Value per Share[1] of $38.73, up 7% YoY
• Retail deposit growth of $3.1 billion quarter over quarter (QoQ) with average retail portfolio interest rate declining 4 basis points (bps) QoQ to 0.61%
• Consumer auto originations of $10.9 billion, up 20% YoY
• Closed acquisition of Fair Square Financial (FSF) in December 2021; $953 million of loan balances at year-end, up 66% YoY[2]

• EPS of $8.22, up 186% YoY; Adjusted EPS[1] of $8.61, up 185% YoY
• Total Net Revenue of $8.2 billion, up 23% YoY; Adjusted Total Net Revenue[1] of $8.4 billion, up 25% YoY
• Pre-Provision Net Revenue of $4.1 billion, up 44% YoY; Core Pre-Provision Net Revenue[1] of $4.3 billion, up 47% YoY
• Established leader in dealer financial services offering comprehensive suite of auto finance and insurance products
– Estimated retail auto originated yield of 7.10% fourth consecutive year greater than 7%
– Consumer auto originations of $46.3 billion, up 32% YoY sourced from a record 13 million applications
– Retail auto net charge-off rate of 0.31%, down from 0.96% in 2020
– Insurance segment generated written premiums of $1.2 billion across F&I and P&C offerings
• Leading, digital-first Ally Bank platform generated strong growth across consumer and commercial product suite
– Retail deposits of $134.7 billion, up $10.3 billion YoY; Retail deposit customers increased by 226 thousand YoY to 2.48 million
– Ally Home® direct-to-consumer originations of $10.4 billion, up 123% YoY
– Ally Invest net customer assets of $17.4 billion, up 24% YoY; Self-directed and Robo accounts up 11% YoY to 506 thousand
– Ally Lending origination volume of $1.2 billion, up 147% YoY; 3.0 thousand merchants, up 37% YoY
– Corporate Finance held-for-investment loan portfolio of $7.8 billion, up 29% YoY; Record full-year commitments originated of $7.3 billion
• Board of Directors authorized up to $2.0 billion in common share repurchases for 2022, and increased quarterly common dividend 20% to $0.30 per share

1The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Pre-Provision Net Revenue (PPNR), Core Pre-Provision Net Revenue (Core PPNR), Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

2Acquisition closed on 12/1/21 and the full-year impacts are for comparison purposes only and aren’t reflected in our metrics.

Chief Executive Officer Comments

“In 2021 Ally strengthened its position as a leading, disruptive growth company, delivering record-setting results across our dealer financial service and digital-bank platforms,” said Ally Chief Executive Officer Jeffrey J. Brown. “We generated the highest total revenue, PPNR and net income levels, added new product capabilities, and surpassed 10 million total customers across the wide array of Ally products. I’m incredibly proud of the 10,400 teammates who operate under a ‘Do It Right’ approach delivering differentiated products and services every day. The success we achieved in 2021 reflects years of focused execution resulting in growing momentum across our businesses and positions us well for continued dynamic operating environments.

“I’m equally proud of the actions we’ve taken in support of our customers, employees and communities during 2021. For our customers, we were the first in the industry to eliminate overdraft fees, while we increased minimum wage by 18% and expanded benefits for our employees. We also made considerable impacts within our communities through Ally Charitable Foundation donations and support. These actions, taken alongside our accretive capital allocation strategy, exemplify who we are as a company and the culture we’ve built as a team.

“We remain focused on executing against our long-term strategic priorities as we continue driving long-term value for all our stakeholders, evident in the growth of our businesses and the enhanced financial profile we expect to generate in the years ahead.”

Fourth Quarter and Full-Year 2021 Financial Results

						Increase/(Decrease) vs.

($ millions except per share data)	4Q 21	3Q 21	4Q 20	2021	2020	3Q 21	4Q 20	2020

Net Financing Revenue (ex. Core OID)[1]	$1,663	$1,603	$1,312	$6,205	$4,739	$60	$351	$1,466

Core OID	(9)	(9)	(9)	(38)	(36)	—	—	(2)

(a) Net Financing Revenue	1,654	1,594	1,303	6,167	4,703	60	351	1,464

Adjusted Other Revenue[2]	533	507	567	2,177	1,954	26	(33)	223

Change in Fair Value of Equity Securities[2]	21	(65)	111	(7)	29	86	(90)	(37)

Repositioning	(9)	(52)	—	(131)	—	42	(9)	(131)

(b) Other Revenue	545	391	678	2,039	1,983	154	(133)	56

Adjusted Provision for Credit Losses[3]	113	76	102	144	1,439	37	11	(1,295)

Repositioning	97	—	—	97	—	97	97	97

(c) Provision for Credit Losses	210	76	102	241	1,439	134	108	(1,198)

(d) Noninterest Expense	1,090	1,002	1,023	4,110	3,833	88	67	277

Pre-Tax Income (a+b-c-d)	$899	$907	$856	$3,855	$1,414	$(8)	$43	$2,441

Income Tax Expense	241	195	169	790	328	46	72	462

Net (loss) from Discontinued Operations	(6)	—	—	(5)	(1)	(6)	(6)	(4)

Net Income	$652	$712	$687	$3,060	$1,085	$(60)	$(35)	$1,975

Preferred Dividends	28	29	—	57	—	(1)	28	57

Net Income Attributable to Common Shareholders	$624	$683	$687	$3,003	$1,085	$(59)	$(63)	$1,918

	4Q 21	3Q 21	4Q 20	2021	2020	3Q 21	4Q 20	2020

GAAP EPS (diluted)	$1.79	$1.89	$1.82	$8.22	$2.88	$(0.10)	$(0.03)	$5.35

Core OID, Net of Tax	0.02	0.02	0.02	0.08	0.07	0.00	0.00	0.01

Change in Fair Value of Equity Securities, Net of Tax	(0.05)	0.14	(0.23)	0.02	(0.06)	(0.19)	0.18	0.08

Repositioning Discontinued Ops., and Other, Net of Tax[4]	0.26	0.11	—	0.51	0.14	0.15	0.26	0.37

Significant Discrete Tax Items[5]	—	—	—	(0.21)	—	—	—	(0.21)

Adjusted EPS[6]	$2.02	$2.16	$1.60	$8.61	$3.03	$(0.14)	$0.42	$5.59

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Adjusted for Day 1 activity from the Fair Square Financial acquisition.
(4)

Repositioning, net of tax in 2021 includes $131 million in charges related to loss on extinguishment of debt associated with the redemption of TRUPs as well as $97 million of provision expense related to Day 1 activity from the Fair Square Financial acquisition. 2020 is primarily related to a $50 million goodwill impairment within the Ally Invest business.

(5)	2021 effective tax rate was impacted primarily by a $78 million release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2021.
(6)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders decreased $63 million versus the prior year quarter to $624 million, as lower other revenue, higher provision for credit losses due to the acquisition of FSF and higher noninterest expenses more than offset higher net financing revenue.

Net financing revenue increased $351 million versus the prior year quarter, due to lower funding costs, the deployment of excess liquidity into higher earning assets and reduced premium amortization.

Other revenue decreased $133 million versus the prior-year quarter, including a $21 million increase in the fair value of equity securities in the quarter, compared to a $111 million increase in the fair value of equity securities in the prior-year quarter. Other revenue, excluding the change in fair value of equity securitiesA, decreased $33 million YoY, primarily driven by realized gains on the sale of legacy mortgage loans in the prior-year period and normalized gain-on-sale margins within Ally Home.

Fourth quarter NIM of 3.80%, including Core OIDB of 2 bps, increased 90 bps YoY. Excluding Core OIDB, NIM was 3.82%, up 90 bps YoY, due to lower deposit costs, deployment of excess liquidity and lower premium amortization.

Provision for credit losses increased $108 million to $210 million compared to the prior-year quarter, as Day 1 impacts from the acquisition of FSF and reserve build to support organic asset growth more than offset lower net charge-offs. Adjusted provision expenseB, excluding Day 1 impacts from FSF, increased $11 million to $113 million compared to the prior year quarter, as asset growth was partially offset by lower net charge offs and a reduction in the retail auto coverage rate.

Noninterest expense increased $67 million YoY, as continued spend supporting Ally’s brand, technology and business initiatives along with deal-related costs from the FSF acquisition were partially offset due to legal reserve build in the prior-year period that did not repeat.

Full-Year 2021

Net income attributable to common shareholders was $3.0 billion in 2021, compared to $1.1 billion in 2020, as higher net financing revenue and lower provision for credit losses were partially offset by higher noninterest expense.

Net financing revenue improved to $6.2 billion, up $1.5 billion from the prior year, driven by lower deposit costs, strategic liability management, higher gains on off-lease vehicles and higher retail auto revenue.

Full year NIM was 3.54%, including Core OIDB of 2 bps, up 89 bps YoY. Excluding Core OIDB, NIM was 3.56%, up 89 bps YoY.

Provision for credit losses decreased $1,198 million over the prior year, due to the impact of COVID-19 pandemic-related reserve build in 2020 as well as lower retail auto net charge-off activity.

Other revenue was up $56 million YoY, including a $7 million decrease in the fair value of equity securities in the year, compared to a $29 million increase in the fair value of equity securities in 2020. Other revenue, excluding the impact of the change in fair value of equity securitiesA, was up $223 million at $2.2 billion, reflecting strong realized gain activity and momentum across Ally’s diversified product offerings.

Noninterest expense increased $277 million over the prior year, largely due to increased investments within Ally’s growing businesses, brand and technology.

AAdjusted other revenue is a non-GAAP financial measure. Equity fair value adjustments related to ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.

($ millions)	4Q 21	3Q 21	4Q 20	2021	2020	3Q 21	4Q 20	2020

Automotive Finance	$839	$825	$563	$3,384	$1,285	$14	$276	$2,099

Insurance	91	24	183	343	284	67	(92)	59

Dealer Financial Services	$930	$849	$746	$3,727	$1,569	$81	$184	$2,158

Corporate Finance	73	61	64	282	88	12	9	194

Mortgage Finance	3	6	7	32	53	(3)	(4)	(21)

Corporate and Other	(107)	(9)	39	(186)	(296)	(98)	(146)	110

Pre-Tax Income from Continuing Operations	$899	$907	$856	$3,855	$1,414	$(8)	$43	$2,441

Core OID[1]	9	9	9	38	36	—	—	2

Change in Fair Value of Equity Securities[2]	(21)	65	(111)	7	(29)	(86)	90	37

Repositioning[3]	107	52	—	228	50	55	107	178

Core Pre-Tax Income[4]	$994	$1,032	$754	$4,128	$1,470	$(39)	$240	$2,657

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning in 2021 includes $131 million in charges related to loss on extinguishment of debt associated with the redemption of TRUPs as well as $97 million of provision expense related to Day 1 activity from the Fair Square Financial acquisition. 2020 reflects a $50 million goodwill impairment within the Ally Invest business.

(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $839 million was up $276 million versus the prior-year quarter, due to higher net financing revenue, lower provision for credit losses and lower noninterest expense.

Net financing revenue of $1.3 billion was $188 million higher YoY as higher retail auto revenue was partially offset by lower commercial auto portfolio balances. Ally’s retail auto portfolio yield, excluding the impact of hedges, decreased 2 bps YoY to 6.81% in the fourth quarter due to the impact of elevated prepayment activity.

Provision for credit losses totaled $45 million, down $41 million YoY, due to lower retail auto net charge-offs as well as a reduction in reserve levels, reflecting strong consumer and commercial performance and improved economic trends. The fourth quarter retail auto net charge-off rate of 0.48% decreased 53 bps YoY.

Consumer auto originations in the fourth quarter increased to $10.9 billion from $9.1 billion in the prior-year period, which included $7.0 billion of used retail volume, or 64% of total originations, $3.0 billion of new retail volume, and $0.9 billion of leases. Estimated retail auto originated yieldC in the quarter was 6.97%.

Full-year 2021 pre-tax income of $3.4 billion was up $2.1 billion due to lower provision for credit losses and higher net financing revenue.

Consumer originations increased $11.1 billion in 2021 to $46.3 billion, with used volume of $27.7 billion, or 60% of total 2021 originations, $13.1 billion of new retail volume and $5.4 billion of leases. Estimated retail auto originated yieldC was 7.10% in 2021 compared to 7.01% in 2020 and exceeded 7% for the fourth consecutive year.

End-of-period auto earning assets decreased $1.0 billion YoY from $106.2 billion to $105.2 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $6.1 billion YoY, driven by growth in both retail loans and operating lease assets. End-of-period commercial earning assets of $16.1 billion were down $7.1 billion YoY, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income in the fourth quarter of $91 million declined $92 million versus the prior-year period, primarily due to a $24 million increase in the fair value of equity securitiesD during the fourth quarter compared to a $111 million increase in the fair value of equity securitiesD in the prior-year period. Core pre-tax incomeE was $67 million in the quarter, down $5 million from the prior-year period, as lower underwriting income was mostly offset by higher investment income.

Quarterly written premiums were $268 million, down $44 million YoY, driven by lower dealer inventory levels and light vehicle sales. Total investment income was $47 million, up $19 million YoY, excluding an $24 million increase in the fair value of equity securities during the quarterD, driven by higher realized investment gains.

Full-year 2021 pre-tax income was $343 million, up $59 million versus the prior year, as lower weather losses were partially offset by changes in the fair value of equity securities in 2021 relative to changes in 2020. Core pre-tax incomeE for 2021 was $353 million, up from $253 million in 2020, as lower weather losses, higher realized gains from the investment securities portfolio and higher earned premiums from F&I products, were partially offset by higher operating expenses and lower earned premiums from vehicle inventory insurance.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results - Continued

Corporate Finance

Pre-tax income was $73 million in the quarter, up $9 million YoY, as revenue from co-investments, fee income and syndication activities was partially offset by higher provision for credit losses due to the establishment of specific reserves and asset expansion.

Net financing revenue increased $4 million YoY to $83 million, primarily due to higher loan balances. Other revenue, excluding the change in fair value of equity securitiesF, increased $38 million YoY, to $55 million. The HFI loan portfolio increased 29% YoY from $6.0 billion to $7.8 billion.

Provision for credit losses totaled $33 million, up $24 million from the prior-year period, due to the establishment of specific reserves and asset expansion.

Full-year 2021 pre-tax income was $282 million, compared to pre-tax income of $88 million in 2020, due to COVID-related provision build in the prior year along with higher total revenue due to portfolio growth and investment income.

Mortgage Finance

Pre-tax income was $3 million in the quarter, down $4 million YoY, as lower other revenue from normalizing gain on sale margins were largely offset by higher net financing revenue due to lower premium amortization and balance growth.

Net financing revenue in the quarter was up $22 million YoY to $42 million, reflecting moderating prepayment activity and lower premium amortization. Other revenue decreased $24 million YoY to $13 million, primarily driven by normalizing gain-on-sale activity. Fourth quarter noninterest expense was $4 million higher YoY, driven primarily by higher fulfillment and marketing costs.

Full-year 2021 pre-tax income was $32 million, down $21 million from 2020, as higher noninterest expense driven by the continued expansion of the mortgage business was partially offset by lower provision for credit losses.

DTC originations totaled $10.4 billion in 2021, up $5.7 billion YoY, demonstrating continued momentum in the Ally Home® business.

Capital, Liquidity & Funding, and Deposits

Capital

Ally completed its full-year 2021 $2.0 billion share repurchase program, repurchasing approximately 40 million shares during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s number of outstanding shares has declined 30% since initiating share repurchases in 3Q 2016. Ally’s Board of Directors approved another share repurchase program for full-year 2022 up to $2.0 billion.

During 2021, Ally paid four quarterly common dividends totaling $0.88 per share. Ally’s Board of Directors approved a $0.30 per share common dividend for the first quarter of 2022, a 20% increase compared to the prior quarterly dividend and the 7th increase over the past seven years.

In the fourth quarter, Ally completed the previously announced redemption of $191 million of trust preferred securities.

Preliminary Common Equity Tier 1 capital ratio decreased from 11.2% to 10.3% QoQ, primarily due to the acquisition of FSF, organic growth including higher commercial floorplan balances, and continued share repurchase activity.

Liquidity & Funding

Consolidated liquid cash and cash equivalentsG totaled $4.4 billion at quarter-end, down $5.7 billion compared to the end of the third quarter, as excess liquidity was used to fund organic loan growth and the acquisition of FSF. Total liquidityH was $31.2 billion at quarter-end.

Deposits represented 89% of Ally’s funding portfolio at year-end, increasing from 85% a year ago.

Deposits

Retail deposits increased to $134.7 billion at quarter-end, up $10.3 billion YoY and up $3.1 billion for the quarter. Total deposits increased to $141.6 billion at year-end, up $4.5 billion YoY and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 0.61% for the quarter, down 36 bps YoY and down 4 bps QoQ.

Ally’s retail deposit customer base grew 10% YoY, totaling 2.48 million customers at year-end, while adding 28 thousand customers during the quarter. Millennials and younger generations continue to comprise the largest segment of new customers, accounting for 68% of new customers in the fourth quarter. At the end of the fourth quarter, 9% of Ally’s deposit customers utilized multiple Ally products.

FRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

GCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

HTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Pre-Provision Net Revenue (Core PPNR) is a non-GAAP financial measure calculated by adjusting Core pre-tax income to add back provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core businesses ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income. See page 8 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fari Square was included within the Corproate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations
New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Net Income Attributable to Common Shareholders		$3,003	$1,085	$624	$683	$687

Discontinued Operations, Net of Tax		5	1	6	—	—

Core OID		38	36	9	9	9

Repositioning and Other		228	50	107	52	—

Change in the Fair Value of Equity Securities		7	(29)	(21)	65	(111)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(57)	(1)	(20)	(26)	21

Significant Discrete Tax Items		(78)	—	—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$3,146	$1,141	$705	$782	$606

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	365,180	377,101	348,666	361,855	378,424

Adjusted EPS	[a] ÷ [b]	$8.61	$3.03	$2.02	$2.16	$1.60

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Net Income Attributable to Common Shareholders		$3,003	$1,085	$624	$683	$687

Discontinued Operations, Net of Tax		5	1	6	—	—

Core OID		38	36	9	9	9

Repositioning and Other		228	50	107	52	—

Change in Fair Value of Equity Securities		7	(29)	(21)	65	(111)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(57)	(1)	(20)	(26)	21

Significant Discrete Tax Items		(78)	—	—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$3,146	$1,141	$705	$782	$606

Denominator (Average, $ billions)

GAAP Shareholder’s Equity		$16,239	$14,118	$17,170	$17,410	$14,415

Preferred Equity		(1,394)	—	(2,324)	(2,324)	—

GAAP Common Shareholder’s Equity		$14,845	$14,118	$14,846	$15,086	$14,415

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(489)	(411)	(655)	(371)	(385)

Tangible Common Equity		$14,356	$13,707	$14,190	$14,714	$14,030

Core OID Balance		(956)	(1,046)	(892)	(926)	(1,032)

Net Deferred Tax Asset (DTA)		(451)	(96)	(551)	(866)	(50)

Normalized Common Equity	[b]	$12,949	$12,566	$12,747	$12,923	$12,947

Core Return on Tangible Common Equity	[a] ÷ [b]	24.3%	9.1%	22.1%	24.2%	18.7%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Shareholder’s Equity		$17,050	$14,703	$17,050	$17,289	$14,703

Preferred Equity		(2,324)	—	(2,324)	(2,324)	—

GAAP Common Shareholder’s Equity		$14,726	$14,703	$14,726	$14,965	$14,703

Goodwill and Identifiable Intangible Assets, Net of DTLs		(941)	(383)	(941)	(369)	(383)

Tangible Common Equity		13,785	14,320	13,785	14,596	14,320

Tax-effected Core OID Balance (21% starting in 4Q17)		(698)	(812)	(698)	(711)	(812)

Adjusted Tangible Book Value	[a]	$13,087	$13,509	$13,087	$13,885	$13,509

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	337,941	374,674	337,941	349,599	374,674

Metric

GAAP Shareholder’s Equity per Share		$50.45	$39.24	$50.45	$49.45	$39.24

Preferred Equity per Share		(6.88)	—	(6.88)	(6.65)	—

GAAP Common Shareholder’s Equity per Share		$43.58	$39.24	$43.58	$42.81	$39.24

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.79)	(1.02)	(2.79)	(1.06)	(1.02)

Tangible Common Equity per Share		$40.79	$38.22	$40.79	$41.75	$38.22

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.06)	(2.17)	(2.06)	(2.03)	(2.17)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$38.73	$36.05	$38.73	$39.72	$36.05

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Noninterest Expense		$4,110	$3,833	$1,090	$1,002	$1,023

Insurance Expense		(1,061)	(1,092)	(263)	(273)	(246)

Repositioning		—	(50)	—	—	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$3,049	$2,691	$827	$729	$777

Denominator ($ millions)

Total Net Revenue		$8,206	$6,686	$2,199	$1,985	$1,981

Core OID		38	36	9	9	9

Insurance Revenue		(1,404)	(1,376)	(354)	(297)	(429)

Repositioning		131	—	9	52	—

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$6,970	$5,346	$1,864	$1,749	$1,561

Adjusted Efficiency Ratio	[a] ÷ [b]	43.7%	50.3%	44.4%	41.7%	49.8%

Original Issue Discount Amortization Expense ($ millions)

		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$38	$36	$9	$9	$9

Other OID		11	13	3	3	3

GAAP Original Issue Discount Amortization Expense		$49	$49	$12	$12	$13

Outstanding Original Issue Discount Balance ($ millions)

		FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(883)	$(1,027)	$(883)	$(900)	$(1,027)

Other Outstanding OID Balance		(40)	(37)	(40)	(29)	(37)

GAAP Outstanding Original Issue Discount Balance		$(923)	$(1,064)	$(923)	$(929)	$(1,064)

Net Financing Revenue (ex. Core OID)

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Net Financing Revenue	[w]		$6,167	$4,703	$1,654	$1,594	$1,303

Core OID			38	36	9	9	9

Net Financing Revenue (ex. Core OID)	[a]		$6,205	$4,739	$1,663	$1,603	$1,312

Adjusted Other Revenue

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Other Revenue	[x	]	$2,039	$1,983	$545	$391	$678

Accelerated OID & repositioning items			131	—	9	52	—

Change in Fair Value of Equity Securities			7	(29)	(21)	65	(111)

Adjusted Other Revenue	[b]		$2,177	$1,954	$533	$507	$567

Adjusted Total Net Revenue

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

Adjusted Total Net Revenue	[a]+[b]		$8,381	$6,692	$2,197	$2,110	$1,879

Adjusted Provision for Credit Losses

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Provision for Credit Losses	[y	]	$241	$1,439	$210	$76	$102

Repositioning			97	—	97	—	—

Adjusted Provision for Credit Losses	[c]		$144	$1,439	$113	$76	$102

Adjusted NIE (ex. Repositioning)

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

GAAP Noninterest Expense	[z]		$4,110	$3,833	$1,090	$1,002	$1,023

Repositioning			—	(50)	—	—	—

Adjusted NIE (ex. Repositioning)	[d]		$4,110	$3,783	$1,090	$1,002	$1,023

Core Pre-Tax Income			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

Pre-Tax Income	[w]+[x]-[y]-[z]		$3,855	$1,414	$899	$907	$856

Core Pre-Tax Income	[a]+[b]-[c]-[d]		$4,128	$1,470	$994	$1,032	$754

Core Pre-Provision Net Revenue (Core PPNR)

($ millions)			FY 2021	FY 2020	4Q 21	3Q 21	4Q 20

Pre-Provision Net Revenue	[w]+[x]-[z]		$4,096	$2,853	$1,109	$983	$958

Core Pre-Provision Net Revenue	[a]+[b]-[d]		$4,271	$2,909	$1,107	$1,108	$856

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

($ millions)		4Q 2021				4Q 2020

	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$283	$—	$—	$283	$290	$—	$—	$290

Losses and Loss Adjustment Expenses	55	—	—	55	62	—	—	62

Acquisition and Underwriting Expenses	208	—	—	208	184	—	—	184

Investment Income and Other	71	—	(24)	47	139	—	(111)	28

Pre-Tax Income from Continuing Operations	$91	$—	$(24)	$67	$183	$—	$(111)	$72

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

($ millions)		FY 2021				FY 2020

	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$1,129	$—	$—	$1,129	$1,114	$—	$—	$1,114

Losses and Loss Adjustment Expenses	261	—	—	261	363	—	—	363

Acquisition and Underwriting Expenses	800	—	—	800	729	—	—	729

Investment Income and Other	275	—	10	285	262	—	(31)	231

Pre-Tax Income from Continuing Operations	$343	$—	$10	$353	$284	$—	$(31)	$253

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter 2021 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a consumer credit card business, a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com